Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 22, 2009, with respect to the consolidated balance sheets of RMI Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the threeyear period ended December 31, 2008, which report appears in the Form 8-K of NetLogic Microsystems, Inc. dated March 23, 2010, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 22, 2009 contains an explanatory paragraph that states that RMI Corporation has incurred recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California

March 23, 2010